Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-209437

333-209437-01

333-209437-02

333-209437-03

333-209437-04

333-209437-05

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated March 8, 2018)

POWERSHARES DB MULTI-SECTOR COMMODITY TRUST

POWERSHARES DB ENERGY FUND

24,800,000 Common Units of Beneficial Interest

POWERSHARES DB OIL FUND

116,400,000 Common Units of Beneficial Interest

POWERSHARES DB PRECIOUS METALS FUND

22,600,000 Common Units of Beneficial Interest

POWERSHARES DB GOLD FUND

15,800,000 Common Units of Beneficial Interest

POWERSHARES DB BASE METALS FUND

29,400,000 Common Units of Beneficial Interest

This Prospectus Supplement No. 2 (“Supplement No. 2”) supplements and amends the Prospectus dated March 8, 2018 (the “Prospectus”).

Effective on or about May 15, 2018, Deutsche Bank Securities Inc. (“DBSI”) assigned its rights and delegated its duties and responsibilities under the marketing services agreement (“Services Agreement”) and the licensing agreement (“Licensing Agreement”) with Invesco PowerShares Capital Management LLC (“Invesco PowerShares”) and Invesco Holding Company Limited (“Invesco Holdings”) to Deutsche Investment Management Americas Inc. (“DIMA”). Under the Services Agreement, DBSI provides marketing, educational and other services to Invesco PowerShares with respect to the PowerShares DB Energy Fund, PowerShares DB Oil Fund, PowerShares DB Precious Metals Fund, PowerShares DB Gold Fund, and PowerShares DB Base Metals Fund (the “Funds”) and other PowerShares DB Funds. Under the Licensing Agreement, DBSI licenses indexes and trademarks to Invesco for use by the Fund and other PowerShares DB Funds.

Accordingly, on or about May 15, 2018, all references to DBSI with respect to the Services Agreement and the Licensing Agreement in the Prospectus are deleted and replaced with references to DIMA.

The assignment of the Licensing Agreement and the Services Agreement from DBSI to DIMA does not affect the rights of Invesco PowerShares and Invesco Holdings, or the duties and responsibilities owed to Invesco PowerShares and Invesco Holdings under those Agreements.

Supplement No. 2 should be read together with the Prospectus.

Shares of the Funds are listed on NYSE Arca, Inc. under the symbols “DBE,” “DBO,” “DBP,” “DGL” and “DBB,” respectively.

Investing in the Shares involves significant risks. See “RISK FACTORS” starting on page 16 of the Prospectus.

These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 2. Any representation to the contrary is a criminal offense.

The Funds are not mutual funds or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and are not subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THESE POOLS NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this Prospectus Supplement No. 2 is May 24, 2018.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

P-DBMSC-PRO-1-SUP-2